EXHIBIT 10.39
CONSULTING AGREEMENT
Consulting Agreement (“Consulting Agreement”) dated as of February 16, 2021, by and between Vornado Realty Trust and Vornado Realty L.P. (together, “Vornado”) and Joseph Macnow (“Consultant”).
Recitals
WHEREAS, in accordance with that certain Agreement between Consultant and Vornado dated as of February 16, 2021 (the “Agreement”), Consultant separated from service as Vornado’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer effective December 31, 2020; and
WHEREAS, Vornado desires to retain Consultant as Senior Advisor to Vornado to provide such services as Vornado may reasonably request, and Consultant is willing to provide such services, pursuant to the terms and conditions hereinafter set forth below; and
NOW THEREFORE, in consideration of the conditions and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Services.
(a)Vornado hereby engages Consultant during the Term set forth below, and Consultant accepts such engagement to render such consulting services as Vornado’s Board of Trustees (the “Board”), Vornado’s Chief Executive Officer (“CEO”) or such other officer as the Board or Vornado’s CEO may designate (the “Authorized Officer”) may require in connection therewith based on Consultant’s expertise and experience (“Services”).
(b) Vornado shall provide Consultant with full access to Vornado’s email and other computer systems on the same terms as were provided to Consultant prior to the Term.
2.Term. The term of this Consulting Agreement shall commence on January 1, 2021 and continue until December 31, 2021 (the “Term”). The Term will automatically renew on January 1 of each year for an additional one-year period unless either party notifies the other party of nonrenewal at least sixty (60) days prior to the end of the Term or such one year renewal period. During the Term, Consultant shall provide services exclusively to Vornado; provided, that Consultant, with the prior written consent of Vornado’s CEO, may provide services to an entity not affiliated with Vornado that does not engage in any business competitive with that of Vornado or any of its subsidiaries, provided that such services do not interfere with Consultant’s duties hereunder. Notwithstanding the foregoing, Consultant will be permitted, to the extent such activities do not interfere with the performance of his duties and responsibilities hereunder, to (i) manage Consultant’s (and his immediate family’s) personal, financial and legal affairs and (ii) make passive investments (including in real estate) in an entity not affiliated with Vornado, provided that Consultant holds no greater than a 5% equity, voting or profit participation interest in any enterprise that engages in activity competitive with Vornado.

3.Consulting Fees. Consultant shall be compensated for the Services at the rate of $1 million per calendar year during the Term (the “Consulting Fee”), to be paid in arrears in twelve equal monthly installments on the last business day of each calendar month. Notwithstanding anything to the contrary, the Compensation Committee of the Board may determine, in its sole discretion, that the Consulting Fee for any calendar year (or month therein) is payable in the form of cash or LTIP Units (as defined in the agreement of limited partnership of Vornado Realty L.P., as amended) granted under the Vornado Realty Trust 2019 Omnibus Share Plan or its successor. In the event that the Term is terminated effective as of a day that is not the last day of a calendar month, then the Consulting Fee shall be prorated for the final month of the Term and any portion of the Consulting Fee for subsequent months shall be forfeited; provided, however, that if the Term is terminated by Vornado prior to December 31, 2021, Consultant shall continue to receive the Consulting Fees that would have been paid to Consultant if the Term had continued through December 31, 2021. Consultant shall not be required to invoice Vornado for the Consulting Fee. Vornado will reimburse Consultant for any reasonable out of pocket costs necessary to render the Services subject to Consultant’s compliance with any expense reimbursement policies of Vornado.
4.Independent Contractor Status. It is expressly agreed that Consultant is acting solely as an independent contractor in providing the Services hereunder. Consultant will be responsible for the payment of all taxes imposed on amounts paid to Consultant hereunder. Vornado shall not pay any contributions to Social Security, unemployment insurance, international, federal, state, or local withholding taxes with respect to the Consulting Fee.
5.Confidential Matters.
(a)During the course of the Services, Vornado acknowledges and agrees that it may disclose to Consultant, or Consultant will learn or develop, trade secrets and proprietary and confidential business information of and for Vornado and its affiliates, including but not limited to their methodologies, business methods, processes, budgets and financial information (all of which are collectively referred to herein as the “Confidential Matters”). Consultant acknowledges and agrees that the Confidential Matters are valuable, special, and unique assets of Vornado, the disclosure of which could cause substantial injury to and loss of profits and goodwill by Vornado. The Confidential Matters to be prepared or compiled by Consultant for Vornado or furnished to Consultant during Consultant’s service to Vornado shall be the sole and exclusive property of Vornado.
(b)Upon the termination of the Term or at any time upon demand, all materials related to Confidential Matters shall be returned to Vornado and none of such materials or copies thereof shall be retained by Consultant, except to the extent that the Authorized Officer expressly permits Consultant to retain such materials. Consultant shall not at any time, except with the prior written consent of the Authorized Officer or at its express direction, directly or indirectly, make known, divulge furnish, or reveal to any person, firm, company, corporation, or anyone else at any time, any of the Confidential Matters or any knowledge or information with respect thereto, or otherwise use such information for any purpose whatsoever. Consultant agrees that it will take all steps reasonably necessary to safeguard all Confidential Matters and to prevent their use, disclosure, or dissemination to any other person or entity. Notwithstanding the foregoing, the aforementioned confidentiality obligation shall not be deemed to apply to any information that becomes generally known to the public through no fault of consultant’s, or which is required by law to be disclosed

(in which case Consultant will provide Vornado with a reasonable opportunity to seek a protective order maintaining confidentiality).
(c)Consultant acknowledges that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he (i) makes such disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.
6.Indemnification. Vornado agrees to indemnify Consultant for any and all liability in connection with his Services under this Consulting Agreement unless caused by Consultant’s gross negligence or willful misconduct. For good and valuable consideration the receipt of which is acknowledged, Consultant agrees that Vornado may select, hire and control the relationship with any counsel engaged with respect to the matters described in this Section 6. This Section 6 shall survive the termination of the Term and this Consulting Agreement.
7.Governing Law. Any and all actions or controversies arising out of this Consulting Agreement, including, without limitation, tort and contract claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. The parties agree to the exclusive forum of the state and federal courts located in New Jersey with regard to any dispute regarding this Consulting Agreement, Consultant’s performance or failure to perform the Services hereunder, or any other matter.
8.Personal Services. Due to the personal nature of the Services, and to the reliance by Vornado on Consultant's experience and expertise to perform the Services in a professional manner, Consultant shall not assign or transfer any of his duties or obligations hereunder.
9.Notices. Unless otherwise provided, any notice required or permitted under this Consulting Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or delivery by courier to the party to be notified; or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or such other address as specified by a party by like notice):
If to Vornado:
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019

Attn:    Michael Franco, President and Chief Financial Officer

and

Steven Borenstein, Senior Vice President, Corporation Counsel and Secretary

If to Consultant:

Address on file with Vornado

10.Section 409A Compliance. This Consulting Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”), and each provision of this Consulting Agreement shall be interpreted in a manner consistent with that intent. For purposes of Section 409A, each payment made under this Consulting Agreement will be treated as a separate payment. All reimbursements provided under this Consulting Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Consulting Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Consultant acknowledges that any liability incurred by Consultant under Section 409A of the Code is solely the responsibility of Consultant. Vornado and Consultant expect that Consultant will provide services under this Consulting Agreement in a manner that meets the presumption set forth in Section 409A-1(h)(1)(ii) of the Internal Revenue Code of 1986, as amended, that there has been a separation from services for purposes of Section 409A.
11.Survivorship. The respective rights and obligations of the parties under this Consulting Agreement shall survive any termination of this Consulting Agreement to the extent necessary to the intended preservation of such rights and obligations.
12.Entire Agreement. This Consulting Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements and understandings (whether oral or written) between the parties concerning the subject matter hereof. For the avoidance of doubt, however, the Agreement and any provisions of your Amended and Restated Employment Agreement, dated as of July 27, 2006, by and between you and Vornado, as amended by that certain amendment thereto dated December 29, 2008 (the “Employment Agreement”), that, by their terms, continue following a termination of employment shall continue in force and effect. This Consulting Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.
13.Severability. If any term or provision of this Consulting Agreement shall be found to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Consulting Agreement, but such term or provision shall be deemed modified to the extent necessary by the adjudication to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the parties set forth in this Consulting Agreement.
14.Counterparts. This Consulting Agreement may be executed in one or more counterparts, including counterparts delivered by facsimile or electronic mail, each of which shall be deemed an original, and it shall not be necessary in making proof of this Consulting Agreement, to produce or account for more than one such counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date set forth below.

VORNADO REALTY TRUST

BY:		/s/ Michael Franco
	Name:	Michael Franco
	Title:	President and Chief Financial Officer

Dated: February 16, 2021

Joseph Macnow

/s/ Joseph Macnow

Dated: February 16, 2021